EXHIBIT 99.1

TRIZEC SELLS SEARS TOWER INTERESTS
- Additional Details and Comments -

CHICAGO, August 28, 2003 -- Immediately following an announcement made today by MetLife, Trizec Properties, Inc. (NYSE: TRZ), provided additional information regarding the sale of its Sears Tower interests and the financial impact on the Company:

      Prior to the transaction announced today, Trizec held the property's second mortgage and certain related interests, which predecessor TrizecHahn had acquired in 1997. Trizec also has been the Sears Tower property manager and leasing agent for the past six years. Under the terms of the 1997 transaction, Trizec was scheduled to assume ownership of the property in 2003, subject to the first mortgage held by MetLife.

      With the transaction announced today, MetLife has purchased Trizec's interests for $9 million. The result is that Trizec no longer owns the Sears Tower second mortgage. Trizec also does not have any equity ownership position in Sears Tower, nor is the Company now scheduled to assume an ownership position.

      As noted in today's announcement, MetLife has retained Trizec to continue to manage and lease the property under a new contract that will take effect in January 2004.

      Because Trizec is not assuming ownership of Sears Tower, the Company will not be adding to its balance sheet the approximately $766 million of mortgage debt (including principal and accrued interest) that previously had been anticipated.

      In December 2002, Trizec provided full-year FFO (funds from operations) guidance that included the effect that Sears Tower ownership would have had, assuming that the Company took possession of the property in January. Since Trizec did not assume ownership as originally scheduled, and now won't assume ownership at all, none of Sears Tower's anticipated contribution to FFO will occur (other than the FFO that continues to result from fee income). Nevertheless, despite the absence of FFO contributed by Sears Tower ownership, the Company continues to anticipate that FFO for 2003 will be in the previously projected range -- most likely at the higher end of that range -- as indicated on August 5.

      Trizec's separate ownership of the Franklin Garage, a 950-space parking facility located directly across Franklin Street from Sears Tower, remains unchanged. The facility serves Sears Tower workers, while also providing parking to the public.

Tim Callahan, Trizec's Chief Executive Officer, commented, "Sears Tower is one of the world's premier office buildings. The people of Trizec Properties have been proud to be associated with it for the past six years. We are very pleased to be staying on to operate the property and to have the opportunity to continue working with MetLife's outstanding team. The agreement reached today represents the best possible outcome for all parties concerned."

Trizec Properties, Inc., a real estate investment trust (REIT), is one of North America's largest owners of commercial office properties. The Company has ownership interests in and manages a high-quality portfolio of 67 office properties totaling over 43 million square feet concentrated in the metropolitan areas of seven major U.S. cities. Trizec also has interests in two retail/entertainment properties. The Company trades on the New York Stock Exchange under the symbol TRZ. For more information, visit Trizec's web site at www.trz.com.

This release contains forward-looking statements relating to the business and financial outlook of Trizec Properties, Inc., which are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements indicated in this release. Such factors include those described in more detail in the Risk Factors section our Form 10-K for the year ended December 31, 2002 filed with the SEC on March 27, 2003 and in our Form 10-Q filed with the SEC on August 12, 2003.  Forward-looking statements in this release speak only as of the date on which such statements are made and we undertake no obligation to update any such statements that become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Investor Contact: Dennis C. Fabro Senior Vice President, Investor Relations (312) 798-6290	Media Contact: Rick Matthews Senior Vice President, Public Relations & Corporate Communications (312) 798-6128

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